Exhibit 10.5

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Pillsbury Winthrop Shaw Pittman LLP
909 Fannin, Suite 2000
Houston, Texas  77010
Attn:  Carol M. Burke

DEED OF TRUST, ASSIGNMENT OF PRODUCTION,
SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT

by

TRI-VALLEY OIL & GAS CO.
as Trustor

to

FIRST AMERICAN TITLE COMPANY
as Trustee

for the benefit of

GEORGE T. GAMBLE 1991 TRUST
as Beneficiary

Dated as of March 30, 2012

NOTICE TO TRUSTOR:

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST.  IN CERTAIN STATES, A POWER OF SALE MAY ALLOW TRUSTEE ON BEHALF OF BENEFICIARY TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY TRUSTOR UNDER THIS DEED OF TRUST.

THIS DEED OF TRUST CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.  THIS DEED OF TRUST SECURES PAYMENT OF FUTURE ADVANCES.  THIS DEED OF TRUST COVERS ALL PRODUCTS AND PROCEEDS OF THE MORTGAGED PROPERTY.

THIS DEED OF TRUST COVERS THE INTEREST OF TRUSTOR IN MINERALS OR THE LIKE (INCLUDING OIL AND GAS) BEFORE EXTRACTION AND THE INTEREST OF TRUSTOR IN REAL PROPERTY AND FACILITIES, EQUIPMENT AND SYSTEMS FOR THE TRANSPORTATION AND SALE OF MINERALS AND FOR THE TRANSPORTATION AND DISPOSAL OF WATER, AND THE SECURITY INTEREST CREATED BY THIS DEED OF TRUST ATTACHES TO SUCH FACILITIES, EQUIPMENT AND SYSTEMS AND TO ANY MINERALS OR THE LIKE THEREIN AND AS EXTRACTED AND TO THE ACCOUNTS RESULTING FROM THE SALE THEREOF, INCLUDING, WITHOUT LIMITATION, AT THE WELLHEAD OR WELLHEADS OF THE WELL OR WELLS LOCATED ON THE REAL PROPERTY HEREIN DESCRIBED.  THIS DEED OF TRUST COVERS GOODS THAT ARE, OR ARE TO BECOME, FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN, AND IT IS TO BE FILED FOR RECORD AS A FIXTURE FILING, AMONG OTHER PLACES, IN THE REAL ESTATE OR COMPARABLE RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON EXHIBIT A HERETO.

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THIS DEED OF TRUST IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING AS-EXTRACTED COLLATERAL THAT IS RELATED TO, AND GOODS THAT ARE, OR ARE TO BECOME, FIXTURES ON, THE REAL PROPERTY HEREIN DESCRIBED.  THE TRUSTOR HAS AN INTEREST OF RECORD IN SUCH REAL PROPERTY.

THIS DEED OF TRUST IS TO BE FILED IN THE REAL ESTATE RECORDS FOR THE COLLATERAL OR MORTGAGED PROPERTY LYING IN THE STATE OF CALIFORNIA.

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DEED OF TRUST, ASSIGNMENT OF PRODUCTION,
SECURITY AGREEMENT,
FIXTURE FILING, AND FINANCING STATEMENT

THIS DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE FILING, AND FINANCING STATEMENT (this “Deed of Trust”) is entered into as of March 30, 2012, by Tri-Valley Oil & Gas Co., a corporation duly formed and existing under the laws of the State of California, whose address for notice is 4927 Calloway Drive, Bakersfield, California 93312, Attention: Chief Financial Officer, as Trustor (“Trustor”), to First American Title Company (“Trustee”) whose address for notice is 1 First American Way, Santa Ana, CA  92707, for the benefit of George T. Gamble 1991 Trust (“Beneficiary”), whose address for notice is P. O. Box 128, Oakville, California  94562.

RECITALS:

A.           Trustor’s parent company, Tri-Valley Corporation, a Delaware corporation, (“Parent”), is a party to that certain Senior Secured Note and Warrant Purchase Agreement dated as of March 30, 2012 (all supplements thereto and amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, the “Agreement”).  All defined terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B.           Trustor executed that certain Guaranty Agreement dated as of March 30, 2012, and all supplements thereto and amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, in favor of Beneficiary (the “Guaranty Agreement”).

C.           Pursuant to the Agreement and the Guaranty Agreement, Trustor has agreed to enter into this Deed of Trust.  In addition, it is a condition to the obligations of Beneficiary to make such loan to the Parent that this Deed of Trust be executed and delivered to Beneficiary.

NOW, THEREFORE, in consideration of the foregoing, in order to comply with the terms, provisions, and conditions of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trustor hereby enters into this Deed of Trust on the following terms and conditions:

ARTICLE I

Granting Clause; Description of Indebtedness and Obligations Secured

Section 1.01          Granting Clause.  In order to secure the payment of the Indebtedness and Obligations Secured (as hereinafter defined in Section 1.03) and in order to secure the performance of the covenants, obligations, agreements, warranties, and undertakings contained herein and in the Transaction Documents, including, without limitation, the Agreement and the Guaranty Agreement, Trustor does hereby GRANT, BARGAIN, SELL, ASSIGN, PLEDGE, GIVE, MORTGAGE, WARRANT, SET OVER, TRANSFER, HYPOTHECATE, and CONVEY to Trustee and Trustee’s successors and assigns WITH POWER OF SALE (to the extent permitted by applicable law), for the use and benefit of the real and personal property, rights, titles, interests and estates described hereinafter, but, with respect to the personal property, only to the extent a security interest may be granted therein without causing a default under or permitting the termination of any presently existing contractual obligation of Trustor (herein collectively called the “Mortgaged Property”):

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(a)           The oil, gas and mineral leases, described in Exhibit B (and the interest of the lessee under each such lease as stated therein), hereinafter referred to as the “Hydrocarbon Properties”;

(b)           The rights-of-way, surface use agreements, easements, lands, rights, titles, interests and estates or other conveyances or agreements described in Exhibit C or in the instruments described or referenced in Exhibit C and the gas gathering and gas transportation systems and equipment, water gathering and disposal systems and equipment, and other systems and equipment located in, on or under the same or used or useful in connection with the same (hereinafter referred to as the “Hydrocarbon Related Properties”);

(c)           To the extent not included in (a) above, all rights, benefits, titles, interests, and estates now owned or existing or hereafter acquired by Trustor in and to (or with respect to) any lands, leases, wells, units or property described in Exhibit B or in any instrument described or referenced in Exhibit B or in and to the Oil and Gas Properties, specifically including (but not limited to) Hydrocarbon Interests, consisting of interests in or related to real property owned or hereafter acquired by Trustor (all of the foregoing being hereinafter referred to as “Trustor’s Oil and Gas Properties”), and also, to the extent not included in the foregoing, all rights, benefits, titles, interests, estates, tenements, hereditaments, and appurtenances now owned or existing or hereafter acquired by Trustor in and to or with respect to: (i) all production units and drilling and spacing units (and the property covered thereby) which may affect all or any portion of the Hydrocarbon Properties or all or any portion of Trustor’s Oil and Gas Properties, including those units now or hereafter pooled or unitized with the same; (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby, including, but not limited to, spacing orders and pooling orders of any Governmental Authority or other orders, regulations, rules or other official acts of any Governmental Authority  having jurisdiction over any of the Mortgaged Property and any units created solely among working interest owners pursuant to operating agreements or otherwise that may affect all or any portion of the Hydrocarbon Properties or all or any portion of Trustor’s Oil and Gas Properties, including, without limitation, those units, if any, that may be described or referred to on attached Exhibit B; (iii) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, joint development agreements, joint exploration agreements, equipment leases and other agreements described or referred to in this Deed of Trust or that cover, affect or relate to any of the Hydrocarbon Properties or to any of Trustor’s Oil and Gas Properties or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of Hydrocarbons therefrom or attributable thereto; and (iv) subject to applicable restrictions on disclosure and/or transfer, all geological, geophysical, engineering, accounting, title, and other technical or business data concerning the Hydrocarbon Properties and/or Trustor’s Oil and Gas Properties, including all books, files, records, magnetic media, computer records, and other forms of recording or obtaining access to such data (all of the foregoing being hereinafter referred to as the “Additional Properties”);

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(d)           To the extent not included in (b) and (c) above, all rights, benefits, titles, interests, and estates now owned or hereafter acquired by Trustor in and to or with respect to any easements, rights-of-way, or other interests or estates (whether of a similar nature or not) in or relating to the property or lands in any way described in Exhibit C and located on the Hydrocarbon Properties or in or relating to the property or lands in any way described in or covered by the instruments described or referenced in Exhibit C and located on the Hydrocarbon Properties or in or relating to Oil and Gas Properties consisting of or related to real property or interests in real property owned or hereafter acquired by Trustor (all of the foregoing being hereinafter referred to as “Trustor’s Oil and Gas Related Properties”), and also, to the extent not included in the foregoing, all rights, benefits, titles, interests, estates, tenements, hereditaments, and appurtenances now owned or existing or hereafter acquired by Trustor in and to or relating to: (i) all production units and drilling and spacing units (and the property covered thereby) including any of the Oil and Gas Properties owned by Parent or any Guarantor; (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby, including, but not limited to, spacing orders and pooling orders of any Governmental Authority (together with all other units created under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction and any units created solely among working interest owners pursuant to operating agreements or otherwise) including any of the Oil and Gas Properties owned by Parent or any Guarantor; (iii) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, joint development agreements, joint exploration agreements, equipment leases and other agreements described or referred to in this Deed of Trust or that cover, affect or relate to any of the Oil and Gas Properties owned by Parent or any Guarantor or to any of the Hydrocarbon Related Properties or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of Hydrocarbons; (iv) all gas gathering and gas transportation systems and equipment, all water gathering and disposal systems and equipment, and all rights-of-way, easements, lands, rights, titles, interests, systems and equipment held or used in connection with the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of Hydrocarbons or the transportation or disposal of water; and (v) subject to applicable restrictions on disclosure and/or transfer, all geological, geophysical, engineering, accounting, title, and other technical or business data concerning the Hydrocarbon Related Properties and/or Trustor’s Oil and Gas Related Properties, including all books, files, records, magnetic media, computer records, and other forms of recording or obtaining access to such data (all of the foregoing being hereinafter referred to as the “Additional Related Properties”);

(e)           All rights, titles, interests and estates now owned or hereafter acquired by Trustor in and to Hydrocarbons in and under and that may be produced and saved from or attributable to the Hydrocarbon Properties or the Additional Properties;

(f)           All rights, titles, interests and estates now owned or hereafter acquired by Trustor in and to the Hydrocarbon Related Properties and the Additional Related Properties;

(g)           To the extent not included in (a), (b), (c), (d), (e) or (f) above, all tenements, hereditaments, appurtenances, fixtures and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Properties, Trustor’s Oil and Gas Properties, Trustor’s Oil and Gas Related Properties, the Hydrocarbon Related Properties, the Additional Properties or the Additional Related Properties, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful in connection with the operating, working or development of any of the Hydrocarbon Properties, Trustor’s Oil and Gas Properties, Trustor’s Oil and Gas Related Properties, the Hydrocarbon Related Properties, the Additional Properties or the Additional Related Properties (excluding drilling rigs, trucks, automotive equipment or other personal property that may be taken to the premises for the purpose of drilling a well or for other similar temporary uses) and including without limitation any and all oil wells, gas wells, coalbed methane wells, injection wells, disposal wells and other wells, buildings, structures, field or other separators, liquid extraction plants, plant and other compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems located on the Hydrocarbon Properties, field gathering systems located on the Hydrocarbon Properties, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases located on the Hydrocarbon Properties, rights-of-way, easements located on the Hydrocarbon Properties, servitudes, rights of ingress and egress, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

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(h)           Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the lien and security interest hereof by Trustor or by anyone on Trustor’s behalf;

(i)            All of the rights, benefits, titles, interests and estates of every nature whatsoever now owned or hereafter acquired by Trustor in and to the Hydrocarbon Properties, Trustor’s Oil and Gas Properties, Trustor’s Oil and Gas Related Properties, the Hydrocarbon Related Properties, the Additional Properties or the Additional Related Properties, including, without limitation, all such rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges to which any of such rights, titles, interests or estates are subject, or otherwise; all rights of Trustor to liens and security interests securing payment of proceeds from the sale of production from, or with respect to the disposal of water from, the Oil and Gas Properties, the Hydrocarbon Properties, Trustor’s Oil and Gas Properties, Trustor’s Oil and Gas Related Properties, the Hydrocarbon Related Properties, the Additional Properties or the Additional Related Properties, together with any and all renewals and extensions of any of such liens and security interests; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above, including, without limitation, any such contracts and agreements comprising or giving rise to any portion of the Hydrocarbon Properties, Trustor’s Oil and Gas Properties, Trustor’s Oil and Gas Related Properties, the Hydrocarbon Related Properties, the Additional Properties or the Additional Related Properties; and any and all additional interests of any kind hereafter acquired by Trustor in and to such rights, titles, interests or estates;

(j)            All payments received in lieu of production from the Hydrocarbon Properties, Trustor’s Oil and Gas Properties or the Additional Properties (regardless of whether such payments accrued, and/or the events that gave rise to such payments occurred, on, before or after the date hereof), including, without limitation, “take or pay” payments and similar payments, payments received in settlement of, or pursuant to a judgment rendered with respect to, take or pay or similar obligations or other obligations under a production sales contract, payments received in buyout or buydown or other settlement of a production sales contract, and payments received under a gas balancing or similar agreement as a result of (or received otherwise in settlement of or pursuant to a judgment rendered with respect to) rights held by Trustor as a result of Trustor (and/or its predecessors in title) taking or having taken less Hydrocarbons from the Hydrocarbon Properties, Trustor’s Oil and Gas Properties or the Additional Properties than its ownership would entitle it to receive; and

(k)           All land title records, lease records, well records and production records which relate to any of the Hydrocarbon Properties, Trustor’s Oil and Gas Properties or the Additional Properties.

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TO HAVE AND TO HOLD the Mortgaged Property unto Trustee, and its successors and assigns, for the benefit of the Beneficiary, upon the terms, provisions, and conditions set forth herein.  Trustor, for itself and its successors and permitted assigns, covenants with the Beneficiary that the Trustor has good and defensible title to the interests in the Oil and Gas Properties reflected on Exhibits B and C hereto and has a good and lawful right to grant this Deed of Trust; that the same are free of all liens, encumbrances and title defects, other than: (i) the Permitted Encumbrances (as defined below in this Deed of Trust) and (ii) the “Permitted Encumbrances” (as defined in the Agreement), and that Trustor and its successors and permitted assigns so long as any of the Indebtedness and Obligations remains unpaid will appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee; and will pay all costs and expenses, including cost of evidence of title and attorneys’ fees in a reasonable sum, in any such action or proceeding in which Beneficiary or Trustee may reasonably appear.

Section 1.02          Grant of Security Interest.  To further secure the Indebtedness and Obligations Secured (as hereinafter defined in Section 1.03), Trustor hereby grants to Beneficiary, subject to the reservations and restrictions set forth herein below, a security interest in and to the Mortgaged Property (whether now or hereafter acquired by operation of law or otherwise) insofar as the Mortgaged Property consists of equipment, goods, As-Extracted Collateral (as hereinafter defined), accounts, geological and geophysical data (including, without limitation, raw data and interpretations), contract rights, general intangibles (and in the case of geological and geophysical data (including without limitation raw data and interpretations), contract rights and general intangibles, subject to any existing restrictions on disclosure and/or transfer), insurance contracts, insurance proceeds, inventory, Hydrocarbons, fixtures, chattel paper, deposit accounts, documents, instruments and personal property of any kind or character defined in and subject to the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the Mortgaged Property is situated (the “Applicable UCC”), including the proceeds and products from any and all of such personal property, whether such proceeds or products are As-Extracted Collateral, goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real or immovable property, personal or movable property, or other assets.  In addition to all other rights and remedies afforded to Trustee and Beneficiary pursuant to this Deed of Trust, upon the happening of any Event of Default, Beneficiary is and shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the personal property and fixtures in which Beneficiary has been granted a security interest herein, or Beneficiary may proceed as to both the real and personal property covered hereby in accordance with the rights and remedies granted under this Deed of Trust in respect of the real property covered hereby.  Such rights, powers and remedies shall be cumulative and in addition to those granted to Trustee and Beneficiary under any other provision of this Deed of Trust or under any other security instrument.  Written notice mailed to Trustor as provided herein at least thirty (30) days prior to the date of public sale of any part of the Mortgaged Property that is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Mortgaged Property will be made, shall constitute reasonable notice.  It is Trustor’s intention that the security interest granted pursuant to this Deed of Trust encumber Trustor’s interest in As-Extracted Collateral (as hereinafter defined).  For purposes of this Deed of Trust, the term “As-Extracted Collateral” shall have the meaning ascribed to such term in the Applicable UCC.

Section 1.03          Indebtedness and Obligations Secured.  This Deed of Trust is executed and delivered by Trustor to secure and enforce the following (collectively, the “Indebtedness and Obligations Secured”), subject, however, to the limitation set forth in Section 1.06 below:

(a)           Full payment and performance of the Guarantor Obligations under (and as defined in) the Guaranty Agreement;

(b)           Full payment and performance of all amounts due and obligations under this Deed of Trust; and

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(c)           Full payment and performance of the loans in the aggregate maximum principal amount of Three Million Two Hundred Ninety-Eight Thousand Three Hundred Nine and 84/100 Dollars ($3,298,309.84), the Obligations and all advances, borrowings, indebtedness and other obligations now or hereafter incurred by Parent or arising pursuant to the provisions of the Agreement or any of the other Transaction Documents, plus any amounts advanced to protect the security of this Deed of Trust.

Section 1.04          Fixture Filing, Etc.  Without in any manner limiting the generality of any of the other provisions of this Deed of Trust: (i) some portions of the goods described or to which reference is made herein are or are to become fixtures on the land described or to which reference is made herein or on attached Exhibit B; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to Hydrocarbons at the wellhead or minehead located on the land described or on lands pooled or unitized therewith or to which reference is made herein and also to the accounts or proceeds resulting from the sale of such Hydrocarbons; and (iii) this Deed of Trust may be filed of record, among other places, in the real estate or comparable records as a fixture filing with respect to all fixtures comprising any part of the Mortgaged Property and as a financing statement with respect to any As-Extracted Collateral and any other personal property comprising any part of the Mortgaged Property pursuant to the Applicable UCC.  Trustor is the record owner of the real estate or interests in the real estate comprising the Mortgaged Property to the extent comprised of interests in real estate.

Section 1.05          Defined Terms; Interpretation.  Unless otherwise defined herein, terms used in this Deed of Trust, including its preamble and recitals, have the meanings provided in the Agreement.  All other rules of interpretation set forth in Section 1.03 of the Agreement shall apply to this Deed of Trust and are hereby incorporated herein by reference. For the avoidance of doubt, the following terms are reproduced in this Deed of Trust as follows:

(a)           “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

(b)           “Hydrocarbons” means all minerals, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, coal bed gas and occluded natural gas and all products refined or separated therefrom.

(c)           “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved from or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

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Section 1.06          Amount Secured by Mortgage.  The maximum principal indebtedness secured by this Deed of Trust at any one time shall be Three Million Two Hundred Ninety-Eight Thousand Three Hundred Nine and 84/100 Dollars ($3,298,309.84).

ARTICLE II

Assignment of Production

Section 2.01          Assignment.  Trustor has hereby absolutely and unconditionally assigned, transferred, set over, and conveyed, and does hereby absolutely and unconditionally assign, transfer, set over, and convey unto Beneficiary, its successors and assigns, all of the Hydrocarbons produced from or attributable to the Mortgaged Property and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to those Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements, together with the immediate and continuing right to collect and receive all of the foregoing (the “Production Proceeds”).  The Hydrocarbons and products are to be delivered into pipelines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of Beneficiary, free and clear of all taxes, charges, costs, and expenses; and at the sole direction of Beneficiary, all such revenues and proceeds shall be paid directly to Beneficiary, to its designated banking account, with no duty or obligation of any party paying the same to inquire into the rights of Beneficiary to receive the same, what application is made thereof, or as to any other matter.  Trustor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders, and other instruments as may be required or desired by Beneficiary or any party in order to have said proceeds and revenues so paid to Beneficiary.  Beneficiary is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Trustor or Beneficiary for the account of Trustor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness and Obligations Secured; and to execute transfer and division orders in the name of Trustor, or otherwise, with warranties binding Trustor.  All proceeds received by Beneficiary pursuant to this assignment shall be applied as provided in the other Transaction Documents.  Beneficiary shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Beneficiary shall have the right, at its election, in the name of Trustor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Beneficiary in order to collect such funds and to protect the interests of Beneficiary, and/or Trustor, with all reasonable costs, reasonable expenses and reasonable attorneys’ fees incurred in connection therewith being paid by Trustor.  Trustor hereby appoints Beneficiary as its attorney in fact to pursue any and all rights of Trustor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons.  In addition to the rights granted to Beneficiary in this Deed of Trust, Trustor hereby further transfers and assigns to Beneficiary any and all such liens, security interests, financing statements or similar interests of Trustor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by statutory provision, judicial decision or otherwise.  The power of attorney granted to Beneficiary in this Section 2.01, being coupled with an interest, shall be irrevocable so long as the Indebtedness and Obligations Secured or any part thereof remains unpaid or unperformed.  Notwithstanding the foregoing, Trustor is authorized to collect all Production Proceeds, and all such Production Proceeds shall be delivered to Trustor, unless and until Beneficiary shall in good faith notify the purchaser or other party paying the same that an Event of Default has occurred and is continuing and that Beneficiary has given Trustor written notice of such Event of Default; and upon receipt of said notice, the purchaser or other party paying the Production Proceeds shall thereafter make payments to Beneficiary as above provided with no duty or obligation of such party to inquire into the truth or validity of such notice by Beneficiary.

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Section 2.02          No Modification of Payment Obligations.  Nothing herein contained shall modify or otherwise alter the obligation of Trustor or anyone else to make prompt payment of all principal and interest owing under or with respect to any Transaction Documents when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness and Obligations Secured.

Section 2.03          Release from Liability.  Beneficiary and its successors and assigns are hereby absolutely absolved (a) from all liability for failure to enforce collection of the proceeds from runs attributable to the Mortgaged Property or from Hydrocarbons produced from or attributable to the Mortgaged Property and (b) from all other responsibility in connection therewith, except the responsibility to account to Trustor for funds actually received by Beneficiary and to notify Trustor within five (5) days of receipt of any such funds.

Section 2.04          Absolute Obligation of Parties.  Nothing herein contained shall detract from or limit the obligations of any Trustor, Parent or any Guarantor to make payment as required pursuant to the terms of the Transaction Documents, regardless of whether the assignment of production described in this Article II is sufficient to pay same, and the rights under this Article II shall be cumulative of all other rights of Beneficiary under the Transaction Documents.

ARTICLE III

Representations, Warranties and Covenants

In order to induce Beneficiary to enter into the transactions described in the Agreement, Trustor hereby represents, warrants and covenants to Beneficiary as follows:

Section 3.01          Title.  To the extent of the undivided interests in the Oil and Gas Properties specified on attached Exhibits B and C, Trustor is possessed of such interests in the Mortgaged Property, and Trustor has, and Trustor covenants to maintain, good and defensible title to the Mortgaged Property.  The Mortgaged Property is free of any and all Encumbrances except: (i) Encumbrances granted pursuant to this Deed of Trust, (ii) Encumbrances, if any, described in Exhibit D (collectively, the “Permitted Encumbrances”), and (iii) those encumbrances defined as “Permitted Encumbrances” in the Agreement.

Section 3.02          Defend Title.  So long as the Indebtedness and Obligations remains unpaid, this Deed of Trust shall be kept a direct first lien and security interest upon the Mortgaged Property subject only to the Permitted Encumbrances, and, except for Permitted Encumbrances, Trustor shall not create or suffer to be created or permit to exist any lien, security interest or charge prior to or on a parity with the title conveyed by this Deed of Trust or the lien and security interest of this Deed of Trust upon the Mortgaged Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom.  Trustor hereby warrants and Trustor does by these presents agree to forever defend the Mortgaged Property (and the title thereto) against the claims and demands of all other Persons whomsoever and to maintain and preserve the lien and title created hereby so long as any of the Indebtedness and Obligations Secured remains unpaid.  Should an adverse claim be made against or a cloud develop upon the title to any part of the Mortgaged Property, Trustor agrees it shall defend against such adverse claim or take appropriate action to remove such cloud at Trustor’s cost and expense, and Trustor further agrees that Beneficiary may take such other action as it deems advisable to protect and preserve its interests in the Mortgaged Property, and in such event Trustor shall indemnify Beneficiary against any and all reasonable cost, reasonable attorneys’ fees and other reasonable expenses that it may incur in defending against any such adverse claim or taking action to remove any such cloud.

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Section 3.03          Not a Foreign Person.  Trustor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), Sections 1445 and 7701 (i.e., Trustor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 3.04           Existence; Power to Create Lien and Security; Enforceable Obligations.

(a)           Trustor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of any of the Mortgaged Property or conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Effect.

(b)           The execution, delivery and performance by Trustor of this Deed of Trust and the consummation of the transactions contemplated hereby and thereby (i) are within such Trustor’s powers, (ii) have been duly authorized by all necessary governing action, and (iii) do not violate (A) Trustor’s governance documents, or (B) any Governmental Requirements or any indenture, agreement or other instrument binding on Trustor.

(c)           This Deed of Trust has been duly executed and delivered by Trustor.  This Deed of Trust is the legal, valid and binding obligation of Trustor enforceable against Trustor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.05          Net Revenue and Cost Bearing Interest.  With respect to each lease listed on Exhibit B hereto that comprises a part of the Mortgaged Property, Trustor’s ownership of such Mortgaged Property does and will, with respect to each such lease (whether such lease is presently unitized or is presently producing on a lease basis) (a) entitle Trustor to receive (subject to the terms and conditions of this Deed of Trust) a decimal share of the Hydrocarbons produced from, or allocated to, such lease equal to not less than the decimal share set forth on Exhibit C in connection with such lease under the column on Exhibit C designated by the words “Net Revenue Interest,” the abbreviation “NRI,” or words or abbreviations of similar import (hereinafter called “Net Revenue Interest”), and (b) cause Trustor to be obligated to bear a decimal share of the cost of exploration, development and operation of such lease not greater than the decimal share set forth in Exhibit C in connection with such lease under the column on Exhibit C designated by the words “Working Interest,” the abbreviation “WI,” or words or abbreviations of similar import (hereinafter called “Working Interest”) (unless there is a corresponding increase in the Net Revenue Interest).  The shares of production that Trustor is entitled to receive and the shares of expenses that Trustor is obligated to bear are not, and will not be, subject to change other than changes that (i) arise pursuant to non-consent provisions of operating agreements in connection with operations proposed after the date the original mortgage being restated by this Deed of Trust was entered into, or (ii) are expressly described on Exhibit C.

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Section 3.06          Rentals Paid; Leases in Effect.  Trustor shall maintain all leases and agreements comprising or relating to the Mortgaged Property in compliance with the requirements of the Agreement.

Section 3.07          Operation of Mortgaged Property.

(a)           The Mortgaged Property (and properties unitized therewith) is, and hereafter will be, maintained, operated and developed in compliance with the requirements of the Agreement and Governmental Requirements.

(b)           To the extent any interest owned by Trustor in the Mortgaged Property is not a working interest, Trustor covenants and agrees to take all commercially reasonable action and to exercise all commercially reasonable rights and remedies as are available to Trustor to cause the owner or owners of the working interest in such properties to comply with the covenants and agreements set forth in this Deed of Trust.

(c)           To the extent Trustor’s ownership of any particular well constituting the Mortgaged Property is a working interest but such well is operated by a party other than Trustor, Trustor agrees to take all such action and to exercise all rights and remedies as are reasonably available to Trustor (including, without limitation, all rights under any operating agreement) to cause the party who is the operator of such well to comply with the covenants and agreements set forth in this Deed of Trust.

Section 3.08          Abandonment, Sales.  Trustor shall not sell, lease, assign, transfer or otherwise dispose of or abandon any of the Mortgaged Property except in compliance with the requirements of the Agreement.

Section 3.09          Insurance.  Trustor shall carry and maintain insurance as provided in the Agreement.

Section 3.10          Further Assurances.  Trustor shall cure promptly any defects in the execution and delivery of this Deed of Trust or any of the other Transaction Documents.  Trustor hereby authorizes the Beneficiary to file any financing statements to the extent permitted by Governmental Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Transaction Documents.  Trustor, at its expense, shall promptly execute and deliver to the Beneficiary upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Trustor, Parent or any Guarantor in this Deed of Trust or any other Transaction Document, or to further evidence and more fully describe the collateral intended as security for the Indebtedness and Obligations Secured, or to correct any omissions in the Transaction Documents, or to state more fully the security obligations set out in this Deed of Trust or in any of the other Transaction Documents, or to perfect, protect or preserve any Encumbrances created pursuant to any of the Transaction Documents, or to make any recordings, to file any notices or obtain any approvals or consents, all as may be necessary or appropriate in connection therewith or to enable the Beneficiary to exercise and enforce its rights and remedies with respect to the Mortgaged Property.

Section 3.11          Intentionally Omitted.

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Section 3.12          Failure to Perform.  Trustor agrees that if Trustor, after receipt from Beneficiary of written notice and demand, fails to perform any act or to take any action that Trustor is required to perform or take hereunder or pay any money that Trustor is required to pay hereunder and an Event of Default results and continues, Beneficiary in Trustor’s name or its own name may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Beneficiary and any money so paid by it shall be a demand obligation owing by Trustor to Beneficiary, and Beneficiary, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment.  Each amount due and owing by Trustor to Beneficiary pursuant to this Deed of Trust shall bear interest from the date of such expenditure or payment or other occurrence that gives rise to such amount being owed to such Person until paid at the post-default interest rate described in the Agreement, and all such amounts together with such interest thereon shall be a part of the Indebtedness and Obligations Secured described in Section 1.03 hereof.

ARTICLE IV

Rights and Remedies

Section 4.01          Event of Default.  An “Event of Default” under the Agreement shall be an Event of Default under this Deed of Trust.

Section 4.02          Foreclosure and Sale.

(a)           Upon the occurrence of an Event of Default, then and in each such event, Beneficiary may declare all sums secured hereby immediately due and payable either by commencing an action to foreclose this Deed of Trust as a mortgage, or by the delivery to Trustee of a written declaration of default and demand for sale and of written notice of default and of election to cause the Mortgaged Property to be sold, which notice Trustee shall cause to be duly filed for record in case of foreclosure by exercise of the power of sale.  Should Beneficiary elect to foreclose by exercise of the power of sale, Beneficiary shall also deposit with Trustee this Deed of Trust, the Note and such receipts and evidence of expenditures made and secured hereby as Trustee may require, and notice of sale having been given as then required by law and after lapse of such time as may then be required by law after recordation of such notice of default, Trustee, without demand on Trustor, shall sell the Mortgaged Property at the time and place of sale fixed by Beneficiary in said notice of sale, either as a whole or in separate parcels, and in such order as Beneficiary may determine, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale.  Neither Trustor nor any other Person or entity other than Beneficiary shall have the right to direct the order in which the Mortgaged Property is sold.  Trustee may postpone sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement at the time fixed by the preceding postponement.  Trustee shall deliver to such purchaser its deed or deeds conveying the Mortgaged Property, or any portion thereof, so sold, but without any covenant or warranty, express or implied.  The recitals in such deed or deeds of any matters or facts shall be conclusive proof of the truthfulness thereof.  Any Person, including Trustor, Trustee or Beneficiary, may purchase at such sale.

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(b)           In conducting any foreclosure sale under this Deed of Trust, Beneficiary or the sheriff or other official or Person making the sale shall have the right and option to proceed with foreclosure by proceeding to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, and to make conveyance to the purchaser or purchasers.  Any such sale shall operate as a foreclosure of this Deed of Trust only as to the property sold, and if the Indebtedness and Obligations Secured are not thereby satisfied in full, the other Mortgaged Property continues as security for the Indebtedness and Obligations Secured, and there may be a further foreclosure of the Mortgage, either by sale under the power of sale or by judicial foreclosure or sale.  Nothing contained in this Section 4.02 shall be construed so as to limit in any way Beneficiary’s rights to sell or have sold the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering.  At sale of the Mortgaged Property: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Beneficiary to have physically present, or to have constructive possession of, the Mortgaged Property (Trustor hereby covenanting and agreeing to deliver to Beneficiary any portion of the Mortgaged Property not actually or constructively possessed by Beneficiary immediately upon demand by Beneficiary) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Beneficiary (or its agent or attorney) or by the sheriff or other official or Person making the sale shall contain a general warranty of title, binding upon Trustor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by Beneficiary (or its agent or attorney) or by the sheriff or other official or Person making the sale shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness and Obligations Secured and advertisement and conduct of such sale in the manner provided herein and otherwise by law, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of Beneficiary (or its agent or attorney) or of the sheriff or other official or Person making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Trustor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at law and in equity against Trustor, and against any and all other Persons claiming or to claim the property sold or any part thereof, by, through or under Trustor, and (vii) to the fullest extent and under such circumstances as are permitted by law, Beneficiary or any Secured Party may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness and Obligations Secured held by such purchaser, if any (in the order of priority set forth in Section 4.13 hereof) in lieu of cash payment.

(c)           With respect to any foreclosure by Beneficiary pursuant to the power of sale granted to Beneficiary in this Deed of Trust the following provisions of this Deed of Trust shall apply:

(i)           The notices shall be given as and when required therein;

(ii)          All notices that are required to be given to Trustor may be given to Trustor at the address that is set forth in the first paragraph of this Deed of Trust, or if such address has been changed in accordance with the express requirements of this Deed of Trust related to such a change of address, to that changed address;

(iii)         Beneficiary may purchase part or all of the Mortgaged Property at any such sale;

(iv)        Trustor stipulates that the total amounts owing under this Deed of Trust benefit, have benefited, and will benefit Trustor substantially and are not unconscionable in amount, and therefore the total amount of the Indebtedness and Obligations Secured, less the fair market value of the Mortgaged Property sold pursuant to the California law, and any prior indebtedness, shall be available as a deficiency judgment against Trustor;

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(v)         The purchaser under any sale of the Mortgaged Property conducted pursuant to the California law may, to the extent available, seek and obtain a writ of assistance by application to the District Court in the county in California in which the portion of the Mortgaged Property to be foreclosed upon is located, or the United States District Court having jurisdiction and venue for actions arising in such county;

(vi)        Beneficiary may, at its option, proceed with foreclosure under judicial proceedings instead of exercising the rights of the power of sale granted by Trustor to Trustee in this Deed of Trust;

(vii)       All other terms, conditions, procedures, and requirements of the California law shall be followed;

(viii)      After the completion of the sale as contemplated by the California law, the purchaser shall have all of Trustor’s right, title and interest in and to Mortgaged Property sold pursuant to such sale, free and clear of all rights of Trustor, and free and clear of all rights of any Person with a priority that is subordinate to the lien of this Deed of Trust, except any right that may be reserved under the California law;

(ix)         Any recitation in any notice, publication thereof, recordation thereof, or deed, of the existence of an Event of Default, giving, publication, service and recordation of notice, occurrence of the sale at the time and place set forth in such notice or any postponement authorized and effective under the California law, circumstances of sale and bidding, and compliance with the terms of the California law, shall be presumed to be statements of fact and no Person shall be required to investigate the truthfulness or accuracy of any such recitation;

(x)          The proceeds of any such sale shall be applied as required by applicable law, or in the absence of any such requirement, as follows: first to the costs, attorney fees, and expenses of such sale, next to the payment of the Indebtedness and Obligations Secured; except that if any application of proceeds conflicts with any Governmental Requirement, the proceeds of such sale shall be applied as provided in such Governmental Requirement, but in such event only to the extent of any such conflict; and

The foregoing provisions of this Section 4.02(c) shall not limit, to the extent available under applicable law, the other provisions of this Deed of Trust.

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST.  A POWER OF SALE MAY ALLOW TRUSTEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE TRUSTOR UNDER THIS DEED OF TRUST.

Section 4.03          Substitute Agents.  Beneficiary may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Trustee on behalf of Beneficiary, including the posting of notices and the conduct of sale, but in the name and on behalf of Beneficiary.

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Section 4.04          Judicial Foreclosure; Receivership.

(a)           Upon the occurrence of any Event of Default or if any of the Indebtedness and Obligations Secured shall become due and payable and shall not be promptly paid, Trustee and Beneficiary shall have the right and power, in lieu of or in addition to exercising any other powers hereby granted, without notice, demand or declaration of default, which are hereby waived by Trustor, to proceed by a suit or suits in equity or at law for the seizure and sale of the Mortgaged Property or any part thereof, and/or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.  Any money advanced by Beneficiary in connection with any such receivership shall be a demand obligation (which obligation Trustor hereby expressly promises to pay) owing by Trustor to Beneficiary and shall bear interest from the date of making such advance by Beneficiary until paid at the interest rate applicable to periods following an Event of Default in the Agreement.

(b)           Any sale of the Mortgaged Property under this Deed of Trust shall take place at such place or places and otherwise in such manner and upon such notice as may be required by law or judicial decree; or, in the absence of any such requirement, as Beneficiary may deem appropriate.

(c)           Beneficiary and any Secured Party shall have the right to become the purchaser at any sale made pursuant to the provisions of this Article IV and shall have the right to credit upon the amount of the bid made therefor the amount payable to Beneficiary out of the net proceeds of such sale.  Recitals contained in any conveyance to any purchaser at any sale made hereunder will conclusively establish the truth and accuracy of the matters therein stated, including, without limitation, nonpayment of the Indebtedness and Obligations Secured and advertisement and conduct of such sale in the manner provided herein.

Section 4.05          Foreclosure for Installments.  To the fullest extent permitted by Governmental Requirements, Beneficiary also shall have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness and Obligations Secured that have not been paid when due either through the courts or by exercise of the power of sale as if conducting a full foreclosure, but without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness and Obligations Secured, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness and Obligations Secured, but as to such unmatured portion of the Indebtedness and Obligations Secured, this Deed of Trust shall remain in full force and effect just as though no sale had been made hereunder.  It is further agreed that, to the fullest extent permitted by Governmental Requirements, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness and Obligations Secured, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness and Obligations Secured without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness and Obligations Secured.

Section 4.06          Separate Sales.  To the fullest extent permitted by Governmental Requirements, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

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Section 4.07          Occupancy After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale Trustor or Beneficiary’s heirs, devisees, representatives, successors or assigns or any other Person claiming any interest in the Mortgaged Property by, through or under Trustor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by Governmental Requirements, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction and to exercise and receive the benefits of all other rights and remedies provided by Governmental Requirements.

Section 4.08          Remedies Cumulative, Concurrent and Nonexclusive.  Every right, power and remedy herein given to Beneficiary shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Mortgaged Property or any portion thereof).  Additionally, each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Beneficiary, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy.  No delay or omission by Beneficiary in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 4.09          No Release of Obligations.  Neither Trustor nor any other Person hereafter obligated for payment or performance of all or any part of the Indebtedness and Obligations Secured shall be relieved of such obligation by reason of (a) the failure of Beneficiary to comply with any request of Trustor or any other Person so obligated to foreclose the lien of this Deed of Trust or to enforce any provision hereunder or under the Agreement; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; or (c) any other act or occurrence save and except the complete payment of the Indebtedness and Obligations Secured and the complete fulfillment of all obligations hereunder and under the Agreement.

Section 4.10          Release of and Resort to Mortgaged Property.  Beneficiary may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the title, lien or security interest created in or evidenced by this Deed of Trust or its stature as a first and prior title, lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any Person or entity liable for the repayment of the Indebtedness and Obligations Secured.  For payment of the Indebtedness and Obligations Secured, Beneficiary may resort to any other security therefor held by Beneficiary in such order and manner as Beneficiary may elect.

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Section 4.11          Waiver of Redemption, Notice and Marshalling of Assets, Etc.  To the fullest extent permitted by Governmental Requirements, Trustor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Trustor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation.  If any law referred to in this Deed of Trust and now in force, of which Trustor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.  Provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute.  Provided further, notwithstanding the foregoing, in the event of judicial foreclosure, appraisement of the Mortgaged Property is hereby waived or not waived, at the option of Beneficiary, such option to be exercised at or before entry of judgment in any action to foreclose this Deed of Trust.

Section 4.12          Discontinuance of Proceedings.  In case Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Agreement and shall thereafter elect to discontinue or abandon same for any reason, Beneficiary shall have the unqualified right so to do, and in such an event, Trustor and Beneficiary shall be restored to their former positions with respect to the Indebtedness and Obligations Secured, this Deed of Trust, the Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

Section 4.13          Application of Proceeds.  The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received by Beneficiary in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied as required by Governmental Requirement, or in the absence of any such requirement, as follows:

(a)           first, to the payment of all reasonable expenses incurred by Beneficiary incident to the enforcement of this Deed of Trust, the Agreement or any of the Indebtedness and Obligations Secured (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees and legal fees and disbursements), and to the payment of all other charges, reasonable expenses, liabilities and advances incurred or made by Beneficiary under this Deed of Trust, the Agreement or any other Transaction Document or in executing any right or power hereunder or thereunder;

(b)           second, to the extent not covered by the foregoing, to payment of the Indebtedness and Obligations Secured; and

(c)           third, the balance, if any, to be paid to Trustor or as otherwise required by any Governmental Requirement.

Section 4.14          Resignation of Operator.  In addition to all rights and remedies under this Deed of Trust, at law and in equity, if any Event of Default shall occur and Beneficiary shall exercise any possessory remedies under this Deed of Trust with respect to any portion of the Mortgaged Property (or Trustor shall transfer any Mortgaged Property “in lieu of” foreclosure), Beneficiary shall have the right to request that any operator of any Mortgaged Property that is either Trustor or any Affiliate of Trustor to resign as operator under the joint operating agreement applicable thereto, and no later than one hundred and twenty (120) days after receipt by Trustor of any such request, Trustor shall resign (or cause such other party to resign) as operator of such Mortgaged Property.

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Section 4.15          Release.  In connection with any action taken in good faith by Beneficiary pursuant to this Deed of Trust, Beneficiary and its officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Released Parties”) shall not be liable for any loss sustained by Trustor resulting from an assertion that Beneficiary has received funds from the production of Hydrocarbons claimed by third Persons or any act or omission of any Released Party in administering, managing, operating or controlling the Mortgaged Property INCLUDING SUCH LOSS THAT MAY RESULT FROM THE NEGLIGENCE OF A RELEASED PARTY unless such loss is caused by the gross negligence or willful misconduct of a Released Party, nor shall Beneficiary be obligated to perform or discharge any obligation, duty or liability of Trustor. Trustor hereby assents to, ratifies and confirms any and all actions of Beneficiary with respect to the Mortgaged Property taken under, and in compliance with the terms of, this Deed of Trust.

Section 4.16          Limitation on Rights and Waivers.  All rights, powers, and remedies herein conferred shall be exercisable by Beneficiary only to the extent not prohibited by Governmental Requirements; and all waivers and relinquishments of rights and similar matters shall only be effective to the extent such waivers or relinquishments are not provided by Governmental Requirement.

Section 4.17          Appointment of Receiver.  Upon the occurrence of an Event of Default, Beneficiary, as a matter of right and without notice to Trustor or anyone claiming under Trustor, and without regard to the then value of the Mortgaged Property or the interest of Trustor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Mortgaged Property or any portion thereof, and Trustor hereby irrevocably consents to such appointment and waives notice of any application therefor.  Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided herein and shall continue as such and exercise all such powers until the date of confirmation of sale of the Property unless such receivership is sooner terminated.

Section 4.18          Other Remedies.  Upon the occurrence of any Event of Default, Beneficiary shall be entitled to exercise all other remedies provided to Beneficiary under any of the Transaction Documents or otherwise available under California law or set forth herein, including, without limitation, (a) the institution of a suit in equity or other appropriate proceedings for specific performance or an injunction against a violation of this Deed of Trust or any other Transaction Document; and/or (b) termination of all other obligations of Beneficiary and all rights of Trustor under the Transaction Documents.  All of such remedies may be exercised without notice to or demand upon Trustor, which are expressly waived by Trustor.

ARTICLE V

Hazardous Substances Provisions

Section 5.01          Definitions.  In this Deed of Trust and the Agreement, the following definitions shall apply:

(a)           “Environmental Laws” means all foreign, federal, state and local laws (whether under common law, statute or otherwise), ordinances, rules, regulations and guidance documents now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, industrial hygiene or environmental conditions, protection of the environment, Hazardous Substances, pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Hazardous Substance Account Act, California Health and Safety Code § 25300, et seq., the Hazardous Waste Control Law, California Health and Safety Code § 25100, et seq., the Medical Waste Management Act, California Health and Safety Code § 25015, et seq. and the Porter-Cologne Water Quality Control Act, California Water Code § 13000, et seq.

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(b)           “Hazardous Substance(s)” means any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or words of similar import, in any of the Environmental Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated materials and chemicals which may cause cancer or reproductive toxicity.

(c)           “Hazardous Substance Activity” means any actual, proposed or threatened Release, storage, holding, existence, use, generation, processing, production, manufacture, treatment, abatement, removal, repair, cleanup or detoxification, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Mortgaged Property or the surrounding property, or any other activity or occurrence that causes or would cause such event to exist.

(d)           “Indemnitee(s)” means Beneficiary and its successors, assigns, participants, transferees (including, without limitation, transferees through purchase at a foreclosure sale or by a deed in lieu of foreclosure) and its and their respective parent, subsidiary and affiliated corporations, and the respective directors, officers, members, shareholders, employees, partners, affiliates, trustees, heirs, devisees, agents, attorneys and representatives of each of the foregoing.

(e)           “Person” means any natural person, any organization or legal entity of any kind, and any government or governmental agency or authority of any kind, including without limitation, the U.S. Environmental Protection Agency and the California Department of Toxic Substances Control.

(f)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into, onto or through soil, surface water or groundwater.

(g)           “Remediation Work” means the clean up and removal of all Hazardous Substances released in, on under or at the Mortgaged Property and the restoration of the Mortgaged Property to its original physical condition in compliance with all applicable Environmental Laws and other applicable laws, ordinances, rules and regulations, and as approved by all Persons having jurisdiction over the Mortgaged Property.

Section 5.02          Representations.    Trustor (i) is in compliance with Environmental Laws, (ii) has received and is in compliance with all Permits required of it under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or Release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in each case, where such non-compliance with Environmental Laws, failure to receive required Permits, or liability has not had or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. Trustor has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.  The terms “Permits” and “Material Adverse Effect” used in this Section 5.02 shall have the meanings set forth in the Agreement.

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Section 5.03          Covenants.

(a)           Compliance.  Trustor shall not engage in or otherwise permit the occurrence of any Hazardous Substance Activity in, on, under or at the Mortgaged Property.  Trustor shall comply, and shall cause all Persons using or occupying the Mortgaged Property (including without limitation, the soil and groundwater on or under the Mortgaged Property) or any part thereof to comply, with all Environmental Laws applicable to the Mortgaged Property, or the use, occupancy, operations or activities in or on the Mortgaged Property or any part thereof.  Trustor shall not allow to exist on, under or about the Mortgaged Property, any underground storage tanks or other underground containers, vessels or deposits containing Hazardous Materials.

(b)           Permits.  Trustor shall obtain all permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Mortgaged Property.  Trustor shall comply fully with all such permits, licenses and approvals, and keep all such permits, licenses and approvals in full force and effect.

(c)           Notice.  Within fifteen (15) days after Trustor obtains any information indicating that any Hazardous Substances may be present or any Release or threatened Release of any Hazardous Substances may have occurred in, on or under the Mortgaged Property (or any nearby real property which could migrate to the Mortgaged Property) or that any violation of any Environmental Laws may have occurred at the Mortgaged Property, Trustor shall give written notice of such matters to Beneficiary.  Such notice will include a reasonably detailed description of the event, occurrence or condition in question.  Trustor shall immediately furnish to Beneficiary copies of all written communications received by Trustor from any Person (including notices, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given by Trustor to any Person concerning: (i) the presence of any Hazardous Substances in, on, under or at the Mortgaged Property; (ii) any past or present Release or threatened Release of any Hazardous Substances in, on, under or at the Mortgaged Property (or any nearby real property which could migrate to the Mortgaged Property); or (iii) any past or present violation of any Environmental Laws at the Mortgaged Property.  Trustor shall immediately notify Beneficiary in writing upon Trustor’s discovery of any occurrence or condition on any nearby real property that could cause the Mortgaged Property or any part thereof to be classified as “border zone property” or upon Trustor’s receipt of any notice in connection therewith.

(d)           Inspection.  Beneficiary (and its representatives and independent contractors and consultants) shall have the right, at all reasonable times and after reasonable prior notice (except no notice shall be required in an emergency), to (i) inspect (including soil and groundwater sampling) all or any portion of the Mortgaged Property; and (ii) review all books, records and files of Trustor, wherever located, relating to the presence of any Hazardous Substances in, on, under or at the Mortgaged Property, any past or present Release or threatened Release of any Hazardous Substances in, on, under or at the Mortgaged Property or any past or present violation of any Environmental Laws at the Mortgaged Property.  Trustor shall give Beneficiary (and its representatives) access to the Mortgaged Property and the other locations where such records are kept, at all reasonable times (and at any time in an emergency), for such purposes.  Beneficiary shall make reasonable efforts to avoid interfering with Trustor’s use of the Mortgaged Property in exercising its rights of inspection and review hereunder.  Trustor acknowledges that all inspections and reviews undertaken by Beneficiary are solely for the protection of Beneficiary’s security interest in the Mortgaged Property and agrees that Beneficiary shall have no duty to Trustor with respect to Hazardous Substances or Environmental Laws as a result of any such inspections or reviews.  No site visit, observation or testing by Beneficiary shall impose any liability on Beneficiary with respect to Hazardous Substances or Environmental Laws as a result of any such site visit, observation or testing.

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Section 5.04          Release and Remediation Work.  If any Release or threatened Release of any Hazardous Substances in, on, under or at the Mortgaged Property exists or occurs, or if Beneficiary obtains any information that Beneficiary believes in good faith indicates a reasonable possibility that any of the occurrences described in Subsection 5.03(c) above may have happened, then Trustor shall promptly and timely undertake and complete all of the following at Trustor’s sole cost and expense:

(a)           Notice.  Trustor shall immediately give detailed written notice of the condition to Beneficiary.

(b)           Investigation.  Trustor shall, at the sole expense of Trustor, promptly retain a qualified environmental engineer.  Such engineer shall investigate the presence, Release or threatened Release of such Hazardous Substances and the existence of such violation of Environmental Laws and prepare and submit to Beneficiary a written report containing the findings and conclusions resulting from such investigation.  The environmental engineer who will prepare the report shall be subject to the prior approval of Beneficiary.

(c)           Plans.  Trustor shall submit to Beneficiary complete plans and specifications for all Remediation Work to be done by Trustor before any Remediation Work is performed, except in an emergency.  Such plans and specifications shall (i) be prepared by qualified licensed engineers or contractors approved in writing by Beneficiary; (ii) comply with all applicable Environmental Laws and other applicable laws, ordinances, rules and regulations; and (iii) be in form and substance sufficient to secure the approval of all Persons with jurisdiction over the Mortgaged Property or the Remediation Work.

(d)           Performance of Remediation Work.  Trustor shall cause all Remediation Work to be performed in a good and workmanlike manner by a qualified licensed contractor approved in writing by Beneficiary, under the supervision of a qualified environmental engineer approved in writing by Beneficiary, in accordance with the plans and specifications for the Remediation Work described above, and in compliance with all applicable Environmental Laws and other applicable laws, ordinances, rules and regulations.  Trustor shall promptly and timely obtain all required permits, licenses and approvals for the Remediation Work, prosecute the Remediation Work diligently, and complete the Remediation Work.

(e)           Payment.  Trustor shall pay for all Remediation Work, including without limitation, the cost of plans and specifications, utilities, permits, fees, taxes and insurance premiums in connection therewith.  Under no circumstances shall Beneficiary be liable to Trustor for any damage, loss, cost or expense incurred by Trustor on account of any plans and specifications for the Remediation Work, the performance of any Remediation Work, or any delay in completion of any Remediation Work.

(f)           Reports.  Trustor shall furnish to Beneficiary, promptly upon receipt or preparation, copies of all reports, studies, analyses, investigations, notices, contracts, correspondence, claims, complaints, pleadings and other information and communications received or prepared by Trustor at any time in connection with any Remediation Work.

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(g)           Beneficiary’s Right.  Beneficiary shall have the right, but not the obligation, to participate in any action or proceeding relating to the presence of Hazardous Substances in, on, under or at the Mortgaged Property or any past or present Release or threatened Release of any Hazardous Substances in, on, under or at the Mortgaged Property, or any past or present violation of any Environmental Laws at the Mortgaged Property.  Beneficiary shall have the right, but not the obligation, to participate in any action or proceeding relating to the necessity for, or adequacy of, any Remediation Work.

Section 5.05          Indemnity.  Trustor shall indemnify and defend Indemnitees against and hold Indemnitees harmless from all claims, demands, judgments, fines, encumbrances, liens, liabilities, losses, damages (including all consequential damages, all stigma damages and all damages for personal injury, including death or disease, or damage or destruction to property of others or damage or destruction to natural resources occurring on or off the Mortgaged Property, whether foreseeable or unforeseeable), costs and expenses in any way arising from, relating to or connected with:  (a) any Hazardous Substances in, on, under or at the Mortgaged Property; (b) any past, present or future violation of any Environmental Laws at the Mortgaged Property except for violations which occur after Trustor no longer has any right, title or interest in any portion of the Mortgaged Property; (c) any breach of any representation or warranty made by Trustor in this Deed of Trust; (d) any failure to perform any obligation of Trustor in accordance with this Deed of Trust; (e) any investigation, inquiry, order (whether voluntary or involuntary), hearing, action or other proceeding by or before any governmental or quasi-governmental agency in connection with any actual or alleged Hazardous Substance Activity; (f) any loss of value of the Mortgaged Property directly or indirectly arising as a result of the presence of any Hazardous Substances in, on, under or at the Mortgaged Property or any Hazardous Substance Activity; and (g) any action or other proceeding to enforce this indemnity.  The foregoing indemnification shall include all costs and expenses of investigation, monitoring, Remediation Work, containment, abatement, removal, repair, cleanup, restoration and remedial work, penalties and fines, attorneys’ fees and disbursements, consultants’ fees, contractors’ fees, experts’ fees, laboratory fees, and other response costs.  If Trustor fails to perform any obligation of Trustor in accordance with this Deed of Trust, Beneficiary shall have the right, but not the obligation, to perform such obligation on behalf of Trustor.  Trustor shall, on demand, pay to Beneficiary all sums expended by Beneficiary in the performance of any such obligations of Trustor, together with interest thereon from the date of expenditure until paid at the Default Rate.

Section 5.06          Assessment.  If any Default or Event of Default occurs, or if Beneficiary has reason to believe that there has been a Hazardous Substance Activity on the Mortgaged Property, Beneficiary shall have the right, but not the obligation, at the expense of Trustor, to obtain a comprehensive environmental assessment and report of the Mortgaged Property, including soil and groundwater sampling in scope satisfactory to Beneficiary, prepared by an engineer selected by Beneficiary.  The purpose of such assessment will be to ascertain whether any Hazardous Substances are present or any Release or threatened Release of any Hazardous Substances has occurred in, on, under or at the Mortgaged Property (or any nearby real property which could migrate to the Mortgaged Property) or any violation of any Environmental Laws exists at the Mortgaged Property.  Trustor shall, on demand, pay to Beneficiary all sums expended by Beneficiary in connection with any such comprehensive environmental assessment and report, together with interest thereon from the date of expenditure until paid at the Default Rate.

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Section 5.07          Independent Obligations.  The obligations of Trustor under this Article V are separate from and in addition to the obligations to pay the indebtedness evidenced by the Note and to perform the other obligations secured by this Deed of Trust.  The liability of Trustor under this Article V shall not be limited to or measured by the amount of the indebtedness owed under the Note, the Agreement or this Deed of Trust or the value of the Mortgaged Property.  Trustor shall be fully and personally liable for all obligations of Trustor under this Article V and a separate action may be brought and prosecuted against Trustor under this Article V.  The liability of Trustor under this Article V shall not be subject to any limitation set forth in the Note or elsewhere in this Deed of Trust on personal liability for the payment of the indebtedness evidenced by the Note, or the remedies of Beneficiary for enforcement of the obligations under the Note, the Agreement or this Deed of Trust, or the recourse of Beneficiary for satisfaction of such obligations.  Trustor agrees that no action for the enforcement of or recovery of damages under this Article V shall constitute an action within the meaning of California Code of Civil Procedure § 726, which section shall not apply to this Article V.  No judgment against Trustor in any action pursuant to this Article V shall constitute a money judgment or a deficiency judgment within the meaning of California Code of Civil Procedure §§ 580a, 580b, 580d or 726.  This Article V and the obligations of Trustor hereunder shall survive, and remain in full force and effect after, the repayment or satisfaction of the Note, any reconveyance of this Deed of Trust or any foreclosure of this Deed of Trust (whether by judicial action, exercise of the power of sale, deed in lieu of foreclosure, or otherwise), and Beneficiary shall have the right to enforce this Article V after any such repayment, satisfaction, reconveyance or foreclosure.  Trustor waives the right to assert any statute of limitations as a bar to the enforcement of this Article V or to any action brought to enforce this Article V.  This Article V shall not affect, impair or waive any rights or remedies of Beneficiary or any obligations of Trustor with respect to any Environmental Laws (including Beneficiary’s rights of reimbursement or contribution under Environmental Laws).  The remedies in this Article V are cumulative and in addition to all remedies provided by law.  The provisions of this Article V are intended to be “environmental provisions” pursuant to California Code of Civil Procedure §§ 726.5 and 736.

ARTICLE VI

Miscellaneous

Section 6.01         Instrument Construed as Mortgage, Etc.  This Deed of Trust may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

Section 6.02          Release of Mortgage.  This Deed of Trust is executed and delivered upon the condition that, if all Indebtedness and Obligations Secured are fully paid and satisfied at the times and in the manner required and if all and singular the covenants and promises in this Deed of Trust, the Note, the Agreement, and the other Transaction Documents, and all renewals, extensions, amendments and modifications thereof, are fully kept, performed and observed, all without fraud or delay, and the Agreement is terminated, then this Deed of Trust shall cease, determine and become void.  Otherwise, this Deed of Trust shall remain and continue in full force and effect.

Section 6.03          Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of Beneficiary in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 6.04          Successors and Assigns of Parties.  The term “Beneficiary” as used herein shall include any legal owner, holder, assignee or pledgee of any of the Indebtedness and Obligations Secured.  The terms used to designate Beneficiary and Trustor shall be deemed to include the respective heirs, legal representatives, successors and assigns of such parties, subject, however, to the limitations herein on the Trustor’s rights to assign, transfer or convey any of the Mortgaged Property.

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Section 6.05          Satisfaction of Prior Encumbrance.  To the extent that proceeds of the Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by Beneficiary at Trustor’s request, and Beneficiary shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, and it is expressly understood that, in consideration of the payment of such other indebtedness by Beneficiary, Trustor hereby waives and releases all demands and causes of action against Beneficiary for offsets and payments to, upon and in connection with the said indebtedness.

Section 6.06          Subrogation of Beneficiary.  This Deed of Trust is made with full substitution and subrogation of Beneficiary and its successors and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 6.07          Nature of Covenants.  The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

Section 6.08          Notices.  All notices and other communications shall be in writing and mailed by certified mail, return receipt requested, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in the first paragraph of this Deed of Trust or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed or when delivered by such messenger or courier, respectively.  A copy of any Notice of Default and a copy of any Notice of Sale shall hereunder be delivered to Trustor as specified herein.

Section 6.09          Counterparts.  This Deed of Trust is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county or recording jurisdiction, then, at the option of Beneficiary, descriptions of only those portions of the Mortgaged Property located in the county or recording jurisdiction in which a particular counterpart is recorded shall be attached as Exhibit B and Exhibit C thereto.  Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6.10          Exculpation Provisions.  Each of the parties hereto specifically agrees that it is charged with notice and knowledge of the terms of this Deed of Trust; that it has in fact read this Deed of Trust and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Deed of Trust; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Deed of Trust; and has received the advice of its attorney in entering into this Deed of Trust; and that it recognizes that certain of the terms of this Deed of Trust result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability.  Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Deed of Trust on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 6.11          Security Agreement.  With respect to any portion of the Mortgaged Property that constitutes fixtures or other property governed by the Applicable UCC, this Deed of Trust shall constitute a security agreement between Trustor, as the debtor, and Beneficiary, as the secured party.  Cumulative of all other rights of Beneficiary hereunder, Beneficiary shall have all of the rights conferred upon secured parties by the Applicable UCC.

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Section 6.12          Intentionally Omitted.

Section 6.13          Time of the Essence.  Time is of the essence in the performance of each and every obligation under this Deed of Trust.

Section 6.14          Intentionally Omitted.

Section 6.15          Waivers.  Subject to the Agreement, Beneficiary may at any time and from time to time in writing waive compliance by Trustor with any covenant herein made by Trustor to the extent and in the manner specified in such writing, or consent to Trustor’s doing any act that Trustor is prohibited from doing hereunder, or to Trustor’s failing to do any act that Trustor is required to do hereunder, to the extent and in the manner specified in such writing, or release any part of the Mortgaged Property or any interest therein or any Production Proceeds from the lien and security interest of this Deed of Trust.  Any party liable, either directly or indirectly, for the Indebtedness and Obligations Secured or for any covenant herein or in any other Transaction Document may be released from all or any part of such obligations without impairing or releasing the liability of any other party.  No such act shall in any way impair any rights or powers hereunder except to the extent specifically agreed to in such writing.

Section 6.16          FINAL AGREEMENT OF THE PARTIES.  THIS DEED OF TRUST, THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 6.17          Governing Law.  This Deed of Trust shall be governed by and construed in accordance with the laws of New York, without giving effect to its laws relating to conflicts of laws, except to the extent that the laws of any other jurisdiction where the Mortgaged Property  is located (or which is otherwise applicable to a portion of the Mortgaged Property) mandatorily govern the creation of, or the manner or procedure for enforcement of the lien created by this Deed of Trust, the laws of such jurisdiction shall govern, provided that any rights or remedies herein provided for shall be valid under the laws of the jurisdiction where proceedings for the enforcement hereof shall be taken and shall not be affected by the invalidity, if any, of such rights or remedies under the laws of the State of New York.

Section 6.18          Rule Against Perpetuities Saving Clause.  Anything herein to the contrary notwithstanding, this Deed of Trust is not intended to, and does not, convey to Beneficiary any interest in property that may be acquired by Trustor or a Subsidiary of Trustor after the expiration of a period of 20 years after the death of the last surviving member of a class composed of all currently living descendants of Rose Kennedy, the mother of former President John F. Kennedy.  The sole purpose of this clause is to insure that no interest in property covered or conveyed by this Deed of Trust violates the common law or any statutory rule against perpetuities.

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Section 6.19          Waivers.  Trustor, for itself and any subsequent owner of the Property, hereby expressly consents that, from time to time and without notice to it, time for the performance and/or observance by Parent of the agreements contained in the Note, the Agreement and this Deed of Trust may be extended, or such performance or observance may be waived by the holder of the Note, the Agreement and this Deed of Trust, and the Note and the Agreement may be amended and/or supplemented (including any increase of the indebtedness evidenced by the Note), and payment of any sum owing or payable hereunder or thereunder may be extended in whole or in part, without affecting the lien and security interest created by this Deed of Trust.  Trustor, for itself and any subsequent owner of the Property, hereby waives presentment of payment or acceptance, demand of payment, protest or notice of dishonor or nonpayment, and notice of extension of time, change in nature or form of indebtedness, or release of security with respect to this Deed of Trust, the Agreement and the Note, and all demands whatsoever, and any defense, except payment, which it might have in any judicial or nonjudicial proceeding under the Note, the Agreement or this Deed of Trust, including specifically, but without limitation, any rights of subrogation it may have against Parent.  Trustor, for itself and any subsequent owner of the Property, consents to any form or election of remedy pursued by any holder of the indebtedness secured hereby to enforce its rights under the Note, the Agreement or this Deed of Trust, in whatever order it may choose, including any remedies that may result in the relinquishment of a deficiency judgment in its favor against Parent, and it waives any rights it may have under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433, or any successor sections.  The liens granted herein and the enforceability of this Deed of Trust at all times shall remain effective to secure the full amount of all the obligations secured hereby, even though the obligations secured hereby, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Parent and whether or not Parent shall have any personal liability with respect thereto.  Trustor represents and warrants to Beneficiary that Trustor has established adequate means of obtaining from Parent, on a continuing basis, financial and other information pertaining to the businesses, operations and conditions (financial and otherwise) of Parent and Parent’s properties, and Trustor now is and hereafter will be completely familiar with the businesses, operations and conditions (financial or otherwise) of Parent.  Trustor hereby expressly waives and relinquishes any duty on the part of Beneficiary to disclose to Trustor any matter relating to the businesses, operations and conditions (financial or otherwise) of Parent or Parent’s properties, whether now known or hereafter known by Beneficiary during the term of this Deed of Trust.

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IN WITNESS HEREOF, Trustor has executed and delivered this Deed of Trust to be effective as of the day and year first above written.

TRUSTOR:
TRI-VALLEY OIL & GAS CO.,
a California corporation

By:	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer

Deed of Trust – Signature Page

ACKNOWLEDGEMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF KERN	)

On March ___, 2012, before me, _____________________________	,

personally appeared Maston N. Cunningham, President and Chief Executive Officer of Tri-Valley Oil & Gas Co., a California corporation,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above	Signature of Notary Public

Deed of Trust – Signature Page

EXHIBIT A

RECORDING JURISDICTIONS

KERN COUNTY, STATE OF CALIFORNIA

Deed of Trust – Exhibit “A”

EXHIBIT B

HYDROCARBON PROPERTIES
CLAFLIN LEASE – That certain Oil and Gas Lease entered on May 10, 2006 by and between Lawrence Randall Stafford, Trustee of the Fighting Dragon Trust dated May 8, 2002, as Lessor, and Tri-Valley Oil & Gas Co., as Lessee, as to which a Memorandum of Oil and Gas Lease (Short Form Lease) dated May 17, 2007 was recorded with the Official Records of Kern County on May 18, 2007 as Document No. 0207105189.

APNs: 388-010-26, 27, 28, 29, 07MR & 08MR
Containing 80.0 acres, more or less

Portion of Section 26, Township 29 South, Range 29 East, M.D.B. & M., Kern County, California

Section 26:  West Half of the Southwest Quarter (W/2 SW/4)

Deed of Trust – Exhibit “B”

EXHIBIT C

HYDROCARBON RELATED PROPERTIES

HYDROCARBON PROPERTY	NET REVENUE INTEREST	WORKING INTEREST
Claflin Lease	.875 or 87.5% less 2% Overriding Royalty Interest in favor of Beneficiary	1.00 or 100%

Deed of Trust – Exhibit “C”

EXHIBIT D

PERMITTED ENCUMBRANCES

With respect to the Hydrocarbon Properties, each lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales, gathering, transportation and transportation-related services contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burden does not operate to reduce the Net Revenue Interest in any lease to an amount less than the Net Revenue Interest set forth on Exhibit C, or increase the Working Interest of any Well from that set forth in Exhibit C without a corresponding increase in the Net Revenue Interest.

Deed of Trust – Exhibit “D”